Exhibit 10.17
ITT EXCESS SAVINGS PLAN
As Amended and Restated as of December 31, 2008

INTRODUCTION
The ITT Excess Savings Plan (the “Plan”) was effective as of January 1, 1987. The purpose of the Plan was to provide a means of restoring the contributions lost under the ITT Investment and Savings Plan for Salaried Employees due to the application of the limitations imposed on qualified plans by Section 415 of the Internal Revenue Code.
As of January 1, 1989, the Plan was amended to provide (i) a means for restoring, for an employee participating in the ITT Investment and Savings Plan for Salaried Employees (the “Savings Plan”), the matching and other employer contributions lost under said Plan due to the application of the limitations imposed on qualified plans by Section 401(a)(17) and Section 402(g)(1) of the Internal Revenue Code (the “Code”) and (ii) a means of providing such employees with an opportunity to defer a portion of their salary in accordance with the terms of said Plan as hereinafter set forth.
As of January 1, 1995, the Plan was further amended to provide a means of restoring, for an employee participating in the ITT Investment and Savings Plan for Salaried Employees, matching and other employer contributions lost due to the deferral of base compensation under another nonqualified deferred compensation program. As of December 19, 1995, the Plan was renamed and continued as the ITT Industries Excess Savings Plan.
As of January 1, 1996, the Plan was further amended to solely provide to individuals who are designated as Eligible Employees under the Plan on and after January 1, 1996, a means to restore the contributions lost under the Savings Plan due to the application of the limitations imposed by Sections 415 and 401(a)(17) of the Code and providing such employees with an opportunity to defer a portion of their base salary and to transfer any liabilities not attributable to such benefits to the ITT Industries Deferred Compensation Plan. The Plan was further amended, effective as of (i) January 1, 1997, to provide additional optional forms of distributions and to revise the participation requirements, (ii) July 1, 1997, to revise the eligibility requirements to permit an Eligible Employee to participate in his first year of employment, and (iii) September 1, 1997, to further expand the distribution options available under the Plan.
In July, 2004, the Plan was amended and restated to make certain changes regarding the effect of an Acceleration Event and to unify the definition of Acceleration Event with other employee benefit plans of ITT Industries, and to make certain other technical amendments.

Effective as of July 1, 2006, the Plan name was revised to the ITT Excess Savings Plan. Effective as of January 1, 2008, the Plan was amended to make certain administrative changes.
Effective as of December 31, 2008, the Plan was amended and restated to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder.
All benefits payable under this Plan, which is intended to constitute both an unfunded excess benefit plan under Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a nonqualified, unfunded deferred compensation plan for a select group of management employees under Title I of ERISA, shall be paid out of the general assets of the Corporation. The Corporation may establish and fund a trust in order to aid it in providing benefits due under the Plan.

ITT
EXCESS SAVINGS PLAN

ITT EXCESS SAVINGS PLAN
ARTICLE I — DEFINITIONS
1.01	“Acceleration Event” shall mean “Acceleration Event” as that term is defined under the provisions of the Plan as in effect on October 3, 2004.

1.02	“Accounts” shall mean the Deferral Account, the Floor Contribution Account and the Matching Contribution Account.

1.03	“Associated Company” shall mean any division, unit, subsidiary, or affiliate of the Corporation not participating in the Savings Plan.

1.04	“Beneficiary” shall mean the person or persons designated pursuant to the provisions of the Savings Plan to receive benefits under said Savings Plan after a Member’s death.

1.05	“Change of Control” shall mean “Change of Control” as such term is defined in ITT Excess Pension Plan IIA, as amended from time to time.

1.06	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.07	“Committee” shall mean the Plan Committee under the Savings Plan.

1.08	“Company” shall mean the Corporation with respect to its employees or any Participating Corporation or Participating Division (as such terms are defined in the Savings Plan) authorized to participate in the Plan by the Corporation, with respect to each of its employees.

1.09	“Corporation” shall mean ITT Corporation, an Indiana corporation, (formerly known as ITT Industries, Inc.) or any successor by merger, purchase or otherwise.

1.10	“Deferral Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record the amounts credited on his behalf under Section 3.01(a) and earnings on those amounts pursuant to Section 3.02.

1.11	“Effective Date” shall mean January 1, 1987.

1.12	“Eligible Employee” shall mean an Employee of the Company who is eligible to participate in the Plan as provided in Section 2.01.

1.13	“Employee” shall have the meaning set forth in the Savings Plan.

1.14	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.15	“Excess Matching Contributions” shall mean the amount of contributions credited on a Member’s behalf under Section 3.01(b).

1.16	“Excess Floor Contributions” shall mean the amount of contributions credited on a Member’s behalf under Section 3.01(c).

1.17	“Floor Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record all amounts credited on his behalf under Section 3.01(c) and earnings on those amounts pursuant to Section 3.02.

1.18	“Matching Company Contribution” shall have the meaning set forth in the Savings Plan.

1.19	“Matching Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record all amounts credited on his behalf under Section 3.01(b) and earnings on those amounts pursuant to Section 3.02.

1.20	“Member” shall mean each Eligible Employee who participates in the Plan pursuant to Article II.

1.21	“Plan” shall mean this ITT Excess Savings Plan (formerly known as the ITT Industries Excess Savings Plan).

1.22	“Plan Year” shall mean the calendar year.

1.23	“Reporting Date” shall mean each business day on which the New York Stock Exchange is open for business, or such other day as the Committee may determine.

1.24	“Retirement” shall mean the Termination of Employment by a Member after the date the Member is eligible for an early, normal or postponed retirement allowance under the ITT Salaried Retirement Plan (formerly known as the ITT Industries Salaried Retirement Plan), or would have been eligible had he been a participant in such Plan.

1.25	“Salary” shall mean an Eligible Employee’s “Salary” as such term is defined in the Savings Plan disregarding any reduction required due to the application of the Statutory Compensation Limitation. Salary shall be determined before any reduction pursuant to an Eligible Employee’s election to make Salary Deferrals under this Plan, but after reduction for deferrals under any other nonqualified deferred compensation program maintained by the Company.

1.26	“Salary Deferrals” shall mean the amount of Salary a Member has elected to defer for a Plan Year pursuant to a Salary Reduction Agreement in accordance with the provisions of Section 3.01(a).

1.27	“Salary Reduction Agreement” shall mean the completed agreement including any amendments, attachments and appendices thereto, in such form as approved by the Committee, entered into by the Member pursuant to Section 2.02 under which he elects (i) to defer a portion of his Salary under this Plan in accordance with the provisions of Section 3.01(a).

1.28	“Savings” shall have the meaning set forth in the Savings Plan.

1.29	“Savings Plan” shall mean the ITT Salaried Investment and Savings Plan (formerly known as the ITT Industries Investment and Savings Plan for Salaried Employees), as amended from time to time.

1.30	“Statutory Compensation Limitation” shall mean the limitations set forth in Section 401(a)(17) of the Code as in effect each calendar year for the Savings Plan.

1.31	“Termination of Employment” shall mean “Termination of Employment” as such term is defined in the ITT Excess Pension Plan IIA, as amended from time to time.

ARTICLE II — PARTICIPATION
2.01	Eligibility
(a)	(i)	An Employee shall be an Eligible Employee for any particular Plan Year if (A) the Employee is eligible to participate in the Savings Plan during that particular Plan Year and (B) the Employee’s Salary as of the last day of the immediately preceding calendar year exceeds the Statutory Compensation Limitation in effect for that particular Plan Year.
Notwithstanding the foregoing, an Employee whose Salary as of the last day of the calendar year preceding a particular Plan Year does not exceed the Statutory Compensation Limitation in effect for that particular Plan Year shall be an Eligible Employee with respect to that particular Plan Year, provided the Employee (A) was an Eligible Employee in the prior Plan Year and had salary reduction contributions credited to his or her Deferral Account in that prior Plan Year, (B) is eligible to participate in the Savings Plan during the particular Plan Year, and (C) his Salary for that particular Plan Year exceeds the Statutory Compensation Limitation in effect for that particular Plan Year.

(ii)	In the case of an Employee who is employed or reemployed by the Company after the first day of a Plan Year and whose Salary in effect on his employment (or reemployment) date exceeds the Statutory Compensation Limitation in effect for that year, subject to the provisions of clause (iii) below, such Employee shall be an Eligible Employee with respect to that Plan Year, provided (i) such Plan Year is his initial year of eligibility in the Plan or any other similar Plan maintained by the Corporation or an Associated Company which is required to be aggregated with this Plan pursuant to the provisions of Treasury Regs. Section 1.409A-1(c)(2), (ii) such Eligible Employee is eligible to participate in the Savings Plan and (iii) such Eligible Employee’s Salary for the portion of that Plan Year during which he is eligible to participate in the Savings Plan will exceed the Statutory Compensation Limitation.

(iii)	Notwithstanding the foregoing, an Eligible Employee shall be eligible to have Salary Deferrals credited on his behalf pursuant to Section 3.01(a) with respect to a particular Plan Year if, and only if, the Eligible Employee’s Savings under the Savings Plan for that Plan Year have been suspended due to the Statutory Compensation Limitations. An Eligible Employee shall be notified of his eligibility for participation in the Plan prior to the date the Eligible Employee may first commence participation in the Plan.
(b)	Upon reemployment by the Company, an Employee shall become an Eligible Employee again only upon completing the eligibility requirement described in Section 2.01(a) in a calendar year ending after his reemployment date.
2.02	Participation and Filing Requirements
(a)	(i)	Subject to the following provisions of this Section, any Eligible Employee who has met the eligibility requirements of Section 2.01(a)(i) in a Plan Year and who wishes to have Salary Deferrals credited to his Deferral Account in that Plan Year must, prior to the beginning of that Plan Year and before the close of the annual enrollment period established by the Committee, execute a Salary Reduction Agreement with respect to such Plan Year authorizing Salary Deferrals under this Plan in accordance with the provisions of Section 3.01(a). Such Eligible Employee’s Salary Reduction Agreement for a Plan Year shall become irrevocable on the date established by the Committee, but not later than the last day of the calendar year preceding the Plan Year in which such Salary is earned. Such Salary Reduction Agreement shall become effective as of the first day of the Plan Year in which the Salary is earned. An Eligible Employee may revoke or change the election on his Salary Reduction Agreement with respect to a particular Plan Year at any time prior to the date the Salary Reduction Agreement applicable to that Plan Year becomes irrevocable.
(ii)	Notwithstanding the foregoing, any Employee who becomes an Eligible Employee with respect to his first year of employment (or reemployment) pursuant to the provisions of Section 2.01(a)(ii), and who wishes to have Salary Deferrals credited to his Deferral Account in that Plan Year must, prior to the close of the 30-day period following (i) the date of his employment or reemployment, whichever is applicable, or (ii) , if later, the date he first becomes eligible to participate in the Savings Plan (or such earlier date as determined by the Committee), execute a Salary Reduction Agreement with respect to such Plan Year authorizing Salary Deferrals under this Plan in accordance with the provisions of Section 3.01(a). Such Eligible Executive’s Salary Reduction Agreement shall become irrevocable as of the close of said 30-day period. The determination of whether an Eligible Employee may file the Salary Reduction Agreement under this clause (ii) with respect to the Plan Year in which he is employed (or reemployed) shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treasury Regs. Section 1.409A-2(a)(7). The Salary Reduction Agreement applicable to that Plan Year shall be effective only with respect to Salary earned and payable after the date of the Committee’s receipt of said Salary Reduction Agreement.
(b)	The election made by an Eligible Employee pursuant to his Salary Reduction Agreement shall remain in effect for subsequent Plan Years, provided the Member is an Eligible Employee during such subsequent Plan Year and, with respect to Salary Deferrals made pursuant to Section 3.01(a), the Eligible Employee’s Savings under the Savings Plan for such Plan Year have been suspended due to the Statutory Compensation Limitations. A Salary Reduction Agreement may be modified or revoked prospectively by an Eligible Employee in accordance with the provisions of Section 2.01(a)(i) prior to the date established by the Committee, but not later than the last day of the calendar year preceding the Plan Year for which such modification or revocation is to be effective. Notwithstanding the foregoing, if a Member’s Salary Deferral Agreement is cancelled in accordance with Section 2.02(c), the Member will be required to file a new Salary Deferral Agreement under this Section 2.02 in order to commence making Salary Deferrals for any subsequent Plan Year.

(c)	Notwithstanding the foregoing, if a Member receives a hardship withdrawal of elective deferrals from the Savings Plan or any other plan which is maintained by the Company or an Associated Company and which meets the requirements of Section 401(k) of the Code (or any successor thereof), the Member’s Salary Reduction Agreement in effect at that time shall be cancelled. Any Salary payment which would have been deferred pursuant to that

Salary Reduction Agreement, but for the application of this Section 2.02(c), shall be paid to the Member as if he had not entered into the Salary Reduction Agreement.

(d)	An Eligible Employee shall become a Member when contributions are credited on his behalf pursuant to Article 3.
2.03	Termination of Participation
(a)	A Member’s participation in the Plan shall terminate when the vested values of the Member’s Accounts under the Plan are totally distributed to, or on behalf of, the Member.

(b)	Subject to the provisions of Section 3.01(e), a Member shall only be eligible to have Salary Deferrals credited on his behalf in accordance with Section 3.01(a) for as long as he remains an Eligible Employee.

(c)	Upon reemployment by the Company, a former Member shall become a Member again only upon completing, subsequent to his reemployment, the eligibility and participation requirements of Section 2.01 and 2.02, respectively.

ARTICLE III — EXCESS SAVINGS PLAN CONTRIBUTIONS
3.01	Amount of Contributions

For any Plan Year, the amount of contributions credited under the Plan on behalf of a Member pursuant to this Article 3 shall be equal to the sum of the Salary Deferrals, Excess Matching Contributions and Excess Floor Contributions determined under (a), (b) and (c) below:
(a)	Salary Deferrals

The amount of Salary Deferrals for each Plan Year shall be equal to the designated percentage of Salary elected by the Member in his Salary Reduction Agreement, provided that the allocation under the Plan and the reduction in the Eligible Employee’s Salary corresponding to such election shall be made only with respect to Salary that is otherwise earned and payable to such Member during the Plan Year in excess of the Statutory Compensation Limitation.

Unless otherwise permitted by the Committee, the designated percentage elected by the Member in his Salary Reduction Agreement for a Plan Year must be a uniform percentage, equal to either zero (0%) percent or six (6%) percent, of his Salary. The total Salary Deferral amount elected for a Plan Year shall reduce the Member’s Salary earned and otherwise payable in that Plan Year, and shall not be applied against any amount deferred under any other nonqualified plan maintained by the Company.

(b)	Excess Matching Contributions

The amount of Excess Matching Contributions for each Plan Year shall be equal to fifty (50%) percent of the Salary Deferrals by the Member for such Plan Year, and shall be credited to the Member’s Matching Contribution Account at the same time as the Salary Deferrals to which they relate.

(c)	Excess Floor Contributions

With respect to each Plan Year in which Salary Deferrals are made on a Member’s behalf pursuant to paragraph (a) above, Excess Floor Contributions shall be credited on behalf of the Member equal to the result of (i) minus (ii) as follows:

(i)	an amount equal to one half of one percent of the Member’s Salary for the Plan Year, minus

(ii)	the amount of Floor Company Contribution (as that term is defined under the Savings Plan) made by the Company on behalf of the Member under the Savings Plan for such Plan Year and allocated to the Member’s account under the Savings Plan in such Plan Year.
(d)	The contributions credited on a Member’s behalf pursuant to paragraphs (a), (b) and (c) above shall be credited to a Member’s Accounts at the same time as they would have been credited to his accounts under the Savings Plan if not for the application of the Statutory Compensation Limitations.

(e)	Notwithstanding any provisions of the Plan to the contrary, if a Member ceases to be an Eligible Employee after the date a Salary Deferral Agreement for a Plan Year becomes effective but continues to be employed by the Company or an Associated Company, he shall continue to be a Member and his Salary Reduction Agreement for such Plan Year shall remain in effect for the remainder of such Plan Year, and if he is eligible to participate in the Savings Plan for the remainder of such Plan Year, Excess Floor and Excess Matching Contributions, if applicable, shall be made for that Plan Year. However, such Member shall not be eligible to defer any Salary earned in a subsequent year until such time as he once again becomes an Eligible Employee.
3.02	Investment of Accounts

A Member shall have no choice or election with respect to the investments of his Accounts. As of each Reporting Date, there shall be credited or debited an amount of earnings or losses on the balance of the Member’s Accounts as of such Reporting Date which would have been credited had the Member’s Accounts been invested in the Stable Value Fund maintained under the Savings Plan.

3.03	Vesting of Accounts
(a)	The Member shall be fully vested in the Salary Deferrals and Excess Floor Contributions (and earnings thereon) made on his behalf under Section 3.01(a) and (c) respectively. The Member shall vest in the Excess Matching Contributions made on his behalf under Section 3.01(b) (and earnings thereon) at the same rate and under the same conditions at which such contributions would have vested under the Savings Plan had they been contributed thereunder.

In the event the Member incurs Termination of Employment prior to vesting in all or any part of the Excess Matching Contributions credited on his behalf, such contributions and earnings thereon shall be forfeited and shall not be restored in the event the Member is subsequently reemployed by the Company or an Associated Company.

(b)	Notwithstanding any provision of this Plan to the contrary, in the event of an Acceleration Event, each Member who is employed by the Company or an Associated Company as of the consummation of the Acceleration Event shall become fully vested in the Excess Matching Contributions made on his behalf under Section 3.01(b) (and earnings thereon).
3.04	Individual Accounts
(a)	The Committee shall maintain, or cause to be maintained, on the book of the Corporation records showing the individual balances of each Member’s Accounts (or subaccounts). At least once a year, each Member shall be furnished with a statement setting forth the value of his Accounts.

(b)	Accounts established under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that hypothetical earnings or losses on the amounts credited on a Member’s behalf under this Plan can be credited or debited, as the case may be.

3.05	Valuation of Accounts
(a)	The Committee shall value or cause to be valued each Member’s Accounts at least quarterly. On each Reporting Date there shall be allocated to the Accounts of each Member the appropriate amount determined in accordance with Section 3.02.

(b)	Whenever an event requires a determination of the value of a Member’s Accounts, the value shall be computed as of the Reporting Date immediately preceding the date of the event, except as otherwise specified in this Plan.

ARTICLE IV — PAYMENT OF CONTRIBUTIONS
4.01	Commencement of Payment
(a)	Except as otherwise provided below, a Member shall be entitled to receive payment of his Deferral Account and his Floor Contribution Account and the vested portion of his Matching Contribution Account as determined under Section 3.03 upon his Termination of Employment with the Company and all Associated Companies for any reason, other than death. The distribution of such Accounts shall be made in the seventh month following the date the Member’s Termination of Employment occurs.

(b)	In the event of the death of a Member prior to the full payment of his Accounts, the unpaid portion of his Accounts shall be paid to his Beneficiary in the month following the month in which the Member’s date of death occurs.
4.02	Method of Payment

With respect to a Member who incurs a Termination of Employment on or after January 1, 2008, payment of such Member’s Deferral Account and his Floor Contribution Account and the vested portion of his Matching Contribution Account shall be made in a single lump sum payment.

4.03	Payment upon the Occurrence of a Change in Control

Upon the occurrence of a Change in Control, all Members shall automatically receive the balance of their Deferral Account and Floor Contribution Account and the vested portion of their Matching Contribution Account in a single lump sum payment. Such lump sum payment shall be made within 90 days of the date the Change in Control occurs. If the Member dies after such Change in Control, but before receiving such payment, it shall be made to his Beneficiary.

ARTICLE V — GENERAL PROVISIONS
5.01	Funding

All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Corporation. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Corporation.

5.02	No Contract of Employment

The Plan is not a contract of employment and the terms of employment of any Member shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or an Associated Company to discharge any person and to treat him without regard to the effect which such treatment might have upon him under this Plan. Each Member and all persons who may have or claim any right by reason of his participation shall be bound by the terms of this Plan and all agreements entered into pursuant thereto.

5.03	Unsecured Interest

Neither the Corporation nor the Board of Directors nor the Committee in any way guarantees the performance of the investment fund designated under Section 3.02. No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Member hereunder shall have any right, title, or interest whatsoever in any specific assets of the Corporation. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and a Member or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Corporation.

5.04	Facility of Payment

In the event that the Committee shall find that a Member is unable to care for his affairs because of illness or accident or is a minor or has died, the Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall thereby be a complete discharge of the liabilities of the Corporation and the Plan for that payment.

5.05	Withholding Taxes

The Company or an Associated Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

5.06	Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits.

5.07	Transfers
(a)	In the event the Corporation (i) sells, causes the sale of, or sold the stock or assets of any employing company in the controlled group of the Corporation to a third party or (ii) distributes or distributed to the holders of shares of the Corporation’s common stock all of the outstanding shares of common stock of a subsidiary or subsidiaries of the Corporation, and, as a result of such sale or distribution, such company or its employees are no longer eligible to participate hereunder, the liabilities with respect to the benefits accrued under this Plan for a Member who, as a result of such sale or distribution, is no longer eligible to participate in this Plan, shall, at the discretion and direction of the Corporation (and approval by the new employer), be transferred to a similar plan of such new employer and become a liability thereunder. Upon such transfer (and acceptance thereof) the liabilities for such transferred benefits shall become the obligation of the new employer and the liability under this Plan for such benefits shall cease.

(b)	Notwithstanding any Plan provision to the contrary, at the discretion and direction of the Corporation, liabilities with respect to benefits accrued by a Member under a plan maintained by such Member’s former employer may be transferred to this Plan and upon such transfer become the obligation of the Corporation.

5.08	Claims Procedure
(a)	Submission of Claims

Claims for benefits under the Plan shall be submitted in writing to the Committee or to an individual designated by the Committee for this purpose.

(b)	Denial of Claim

If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, which notice shall set forth
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure, including. information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits for requesting a review.
If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.

If the claim has not been granted and written notice of the denial of the claim is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)	Claim Review Procedure

The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

Not later than 60 days after receipt of the request for review, the Committee (or the committee designated by the Company to hear such appeals, the “Appeals Committee) shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Appeals Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

(d)	Exhaustion of Remedy

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this section.
5.09	Compliance
The Plan is intended to comply with the requirements of Code Section 409A and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the regulations thereunder, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict. The Plan has been administered in good faith compliance with Section 409A and the guidance issued thereunder from January 1, 2005 through December 31, 2008.

5.10	Acceleration of or Delay in Payments

The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Member hereunder, provided such acceleration is permitted under Treas. Regs. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Member hereunder, to the extent permitted under Treas. Regs. Section 1.409A-2(b)(7).

5.11	Construction
(a)	The Plan is intended to constitute an unfunded deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and all rights under this Plan shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, to the extent such laws are not superseded by applicable federal laws.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

(d)	The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions thereof.

ARTICLE VI — AMENDMENT OR TERMINATION
6.01	Right to Terminate

Notwithstanding any Plan provision to the contrary, the Corporation may, by action of the Board of Directors, terminate this Plan and the related Deferral Agreements at any time. To the extent consistent with the rules relating to Plan terminations and liquidation in Treasury Regulations Section 1.409A-3(j)(4)(ix) or otherwise consistent with Code Section 409A, the Corporation may provide that each Member or Beneficiary shall receive a single sum payment in cash equal to the balance of the Member’s Accounts. The single sum payment shall be made within 90 days following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Member or Beneficiary under this Plan. Unless so distributed, in the event of a Plan termination, the Corporation shall continue to maintain the Deferral Account, the Floor Contribution Account and the Matching Contribution Account until distributed pursuant to the terms of the Plan.

6.02	Right to Amend

The Board of Directors or its delegate may amend or modify this Plan and the related Deferral Agreements in any way either retroactively or prospectively. However, except that without the consent of the Member or Beneficiary, if applicable, no amendment or modification shall reduce or diminish such person’s right to receive any benefit accrued hereunder prior to the date of such amendment or modification, and after the occurrence of an Acceleration Event, no modification or amendment shall be made to Sections 3.03(b) and 4.03.

ARTICLE VII — ADMINISTRATION
7.01	Administration
(a)	The Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Committee on all matters shall be final, binding and conclusive on all persons to the extent permitted by law.

(b)	To the extent permitted by law, all agents and representatives of the Committee shall be indemnified by the Corporation and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.